Exhibit 8.1

Subsidiaries of the Registrant

As of December 31, 2017	Country	Percentage of voting share capital held	Principal activity
Cellcom Fixed Line Communications Limited Partnership	Israel	100% (directly and indirectly - through Cellcom Israel Ltd. wholly owned subsidiary)	Communications

In 2017, Cellcom Israel Ltd. effected a reorganization of its subsidiaries. Following such reorganization, Cellcom Fixed Line Communications Limited Partnership is the only significant subsidiary of Cellcom Israel Ltd.